UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

THE GOODYEAR TIRE & RUBBER COMPANY

(Exact name of registrant as specified in its charter)

Ohio	34-0253240
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1144 East Market Street, Akron, Ohio	44316-0001
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, without par value	The NASDAQ Stock Market LLC

5.875% Mandatory Convertible Preferred Stock, without par value, with an initial liquidation preference of $50 per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:	N/A (If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:	None

Item 1.	Description of Registrant’s Securities to be Registered.

The Goodyear Tire & Rubber Company, an Ohio corporation (the “Company”), is filing this Form 8-A in connection with its listing of shares of its Common Stock, without par value (the “Common Shares”), and shares of its 5.875% Mandatory Convertible Preferred Stock, without par value, with an initial liquidation preference of $50 per share (the “Preferred Shares”), pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, on the NASDAQ Global Select Market commencing on December 18, 2012. The Company is voluntarily delisting the Common Shares and the Preferred Shares from the New York Stock Exchange as of the close of business on December 17, 2012.

The Company hereby incorporates by reference herein the description of the terms, rights and preferences of the Preferred Shares set forth under the caption “Description of Mandatory Convertible Preferred Stock” and the description of the terms and rights of the Common Shares set forth under the caption “Description of Capital Stock” in the prospectus supplement filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on March 30, 2011. Such prospectus supplement supplements the prospectus contained in the Company’s registration statement on Form S-3 (File No. 333-173118), which became effective upon filing with the SEC on March 28, 2011 (the “Registration Statement”). This summary description of the Preferred Shares and Common Shares does not purport to be complete and is qualified in its entirety by reference to the exhibits, which are hereby incorporated herein and may be amended from time to time.

Item 2.	Exhibits.

A list of exhibits filed herewith is contained in the exhibit index following the signature page hereto and is hereby incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: December 17, 2012

THE GOODYEAR TIRE & RUBBER COMPANY

By:	/s/ David L. Bialosky
Name:	David L. Bialosky
Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

3.1	Certificate of Amended Articles of Incorporation of The Goodyear Tire & Rubber Company, dated December 20, 1954, Certificate of Amendment to Amended Articles of Incorporation of the Company, dated April 6, 1993, Certificate of Amendment to Amended Articles of Incorporation of the Company, dated June 4, 1996, Certificate of Amendment to Amended Articles of Incorporation of the Company, dated April 20, 2006, Certificate of Amendment to Amended Articles of Incorporation of the Company, dated April 22, 2009 (incorporated by reference, filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, File No. 1-1927), and Certificate of Amendment to Amended Articles of Incorporation of the Company, dated March 30, 2011 (incorporated by reference, filed as Exhibit 3.3 to the Company’s Registration Statement on Form 8-A, filed March 31, 2011, File No. 1-1927), six documents together comprising the Company’s Articles of Incorporation, as amended.

3.2	Code of Regulations of The Goodyear Tire & Rubber Company, adopted November 22, 1955, and as most recently amended on October 4, 2011 (incorporated by reference, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed October 11, 2011, File No. 1-1927).

4.1	Specimen Nondenominational Certificate for Shares of the Common Stock, Without Par Value, of the Company (incorporated by reference, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed May 9, 2007, File No. 1-1927).

4.2	Form of 5.875% Mandatory Convertible Preferred Stock Certificate (included as Exhibit A to Certificate of Amendment to Amended Articles of Incorporation of the Company relating to the 5.875% Mandatory Convertible Preferred Stock, dated March 30, 2011, incorporated by reference, filed as Exhibit 3.3 to the Company’s Registration Statement on Form 8-A, filed March 31, 2011, File No. 1-1927).